FOR IMMEDIATE RELEASE

CONTACT:	U.S. Energy Systems, Inc. Henry Schneider, 212-588-8901 info@usenergysystems.com

U.S. ENERGY SYSTEMS LAUNCHES UK NATURAL GAS E&P GROWTH
STRATEGY WITH CLOSINGS OF TRANSFORMATIVE ACQUISITIONS

- Company Outlines Operational and Financial Details of
New Growth Platform -

NEW YORK, Aug. 10, 2006 - U.S. Energy Systems, Inc. (Nasdaq: USEY) today provided an overview of its new UK natural gas exploration and production growth strategy, which it formally launched this week with the closing of a series of strategic, commercial and financing transactions. These transactions include the acquisition of approximately 62.4 bcf of proved and probable natural gas reserves at a price of approximately $1.20/MMBtu, compared with the 3-year average strip price of approximately $12.88/MMBtu as of May 31, 2006.

As a result of the transactions, and as further discussed below, the Company expects to generate an average of approximately $14 million or more in incremental annual cash flow during the next three years, growing to an average of approximately $34 million or more in expected incremental annual cash flow beginning in approximately four years. Moreover, as discussed below, the Company believes that the recently-closed transactions provide it with potential for significant further growth beyond these estimates. By comparison, as of March 31, 2006, the trailing twelve month cash flow generated by the Company’s U.S.-based biogas business was $1.7 million.

In connection with its recently-closed transactions, the Company entered into financing agreements, as described further below and in the Company’s forthcoming 8-K filing.

Asher Fogel, USEY’s Chief Executive Officer, commented, "The transactions we recently completed fundamentally transform U.S. Energy Systems into a meaningful player in the world’s third largest natural gas consuming market, with exciting growth potential. We believe we have a clear and sound strategy for increasing production of economical proved and probable reserves, as well as an opportunity to find new reserves in a very large unexplored gas field. We are moving forward with the benefit of a highly experienced UK management team, the new support of two large institutional investors who are committed to our growth strategy, and our continuing focus on creating value for our shareholders.”

Summary of USEY’s UK Gas-Related Transactions

On August 7, 2006, the Company (or its majority owned subsidiaries) closed acquisitions of two sets of assets - natural gas licenses and a gas fired power plant - and completed commercial power and gas agreements, as further described below:

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The Company completed transactions with three parties that provided the Company with the ownership of six natural gas licenses for approximately 100,000 acres of onshore gas properties and mineral rights in North Yorkshire, England. The properties contain an estimated 46 bcf of proved reserves and 16.4 bcf of probable reserves (cumulative 62.4 bcf). The aggregate acquisition cost to the Company was approximately $70 million. The PV-10% valuation of the proved reserves is estimated to be approximately $305 million and the proved and probable reserves is estimated at a value of approximately $408 million based on a 3-year average strip price of £6.87/MMBtu ($12.88/MMBtu) as of May 31, 2006.

The six gas licenses are extensions of the UK Southern North Sea Gas Basin. They include four producing fields and two proved undeveloped fields. In addition, one of the licenses contains a prospect, known as Newton, whose proved and probable reserves have not been defined, but the Company believes it offers significant exploration potential.

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The Company completed a $29.6 million acquisition from Scottish Power Generation Limited of a 42 MW gas fired power plant (“the Knapton Plant”) and associated gas collection and processing equipment, which are associated with, and located in close proximity to, the natural gas properties.

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The Company entered into a Power Purchase Agreement and a Gas Sales Agreement with Scottish Power Energy Management (Scottish Power), a leading UK utility. Under the power and gas supply agreements, Scottish Power has an obligation to take all of the electricity generated by the plant and all of the natural gas produced from the surrounding reserves up to 100 bcf, in each case at a small discount to market for the first 67 bcf and at a reduced discount for the remaining 33 bcf. Both agreements are for up to 12 years or a combined 100 BCF of gas sold, whichever occurs first.

Overview of USEY’s UK Gas Growth Strategy

The Company’s objective in the UK gas market is to grow production volume. The Company outlined its two stage strategy for doing so, as follows:

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Stage One: Over the course of the next approximately seven months, the Company expects to make investments and improvements to the Knapton facility to address well-defined operational issues and bring the facility’s power generation to full capacity. Knapton currently operates at approximately 20-25 percent of capacity, using 2 million cubic feet per day of natural gas from the affiliated properties. At full capacity, the Company expects Knapton to use approximately 8-9 million cubic feet per day of natural gas from the affiliated properties. The Company has in place pricing hedges ensuring that, at full capacity, the Knapton facility will generate approximately $14 million of annual average incremental cash flow or more.

In addition, the Company plans to initiate 3D seismic analysis as soon as practicable over the gas properties containing proved or probable reserves, as well as over the Newton prospect. The 3D seismic analysis will define the substantial additional potential for reserves the Company believes exists within the Newton prospect and the proved gas fields.

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Stage Two: Upon completion of the Knapton improvements, the Company plans to fully develop the proved and provable gas fields - heretofore hampered by a lack of capital investment - and construct a pipeline to connect the project to the National Transmission System (“NTS”) network, which is situated approximately two miles away. Upon completion of Stage Two, estimated in approximately three years, the fields containing proved and provable reserves are expected to produce approximately 22-25 million cubic feet of gas per day, or more, compared with approximately 2 million cubic feet of gas per day currently. The Company has in place pricing hedges ensuring that, at expected production rates, the fields containing proved and provable reserves, combined with any continuing power production at Knapton, will generate approximately $34 million of annual average incremental cash flow or more. The Company noted that any of the following factors would be expected to contribute to further incremental financial contribution: higher gas prices, additional proved reserve findings within the five explored fields, or proved reserve findings in the Newton prospect.

The Company said that its UK gas growth strategy will be carried out by managers with more than 30 years each of industry experience.

Acquisition and Development Financing Discussion

The Company or its majority owned subsidiaries have entered into approximately $167 million of financing agreements designed to accomplish the following objectives:

•	finance the strategic acquisitions described above;
•	provide approximately three years of capital expenditure funding to develop the combined 62.4 bcf of proven and probable reserves; and
•	fund 3D seismic analysis of the five producing gas properties and one large exploratory prospect, with the objective of defining significant additional proved reserve potential.

The financing agreements consist of the following components:

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a Credit Suisse Securities (USA) LLC-led syndication of a $113.5 million Senior Secured First Lien Term Loan and a $29.5 million Senior Secured Second Lien Term Loan, which together will support the development of the majority of the 46 bcf of proven UK gas reserves acquired by the Company.

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a $23.3 million Secured Term Loan required in order to satisfy conditions of, and complete, the Senior Secured Term Loan transactions. The Term Loan was provided by funds affiliated with Silver Point Finance LLC and funds affiliated with Kenmont Investments Management L.P.(Kenmont).

Further information regarding the terms of the financing agreements will be contained in the Company’s forthcoming 8-K filing with the SEC.

The Company said it expects that Silver Point and Kenmont will become significant institutional shareholders in U.S. Energy Systems as the Company pursues its UK gas development and exploration strategy. Under the terms of the its Term Loan agreement, Silver Point received warrants for approximately 4.5 million shares of common stock exercisable at $0.01 and with a term of 7.5 years. In addition, by December 31, 2006, the Company expects to provide Silver Point with an unsecured guaranty supporting its loan, and if the Company does not do so it will issue to Silver Point additional warrants for approximately 4.0 million shares of common stock at the same term and conditions. Kenmont, which is participating with Silver Point in the Secured Term Loan, received warrants for 495,220 shares of common stock exercisable at $0.01, and warrants for 465,000 shares of common stock exercisable at $4.37. Credit Suisse received warrants for 90,000 shares of common stock exercisable at $0.01, and warrants for 135,000 shares of common stock exercisable at $4.37. The Kenmont and Credit Suisse warrants are concurrent with Silver Point.

In addition, as the Company previously disclosed, in connection with its purchase of VTEX Energy, Inc.’s interest in the UK gas licenses, VTEX has been issued a total of 500,000 warrants to purchase USEY common shares at strike prices ranging from $8 to $10 a share; and a non voting and non dividend paying Participating Convertible Preferred (“PCP”), which is convertible into 1,900,000 USEY common shares at the earlier of when the underling common stock of USEY reaches $11.00 a share or three years.

The warrants granted in connection with the financing of the Company’s UK gas-related transactions are not exercisable, with certain exceptions, until the issuance of the underlying shares is approved by Company shareholders.

The Company added that it is exploring the possibility and implications of listing its common shares on the Nasdaq Global Market.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, changes in market conditions, the inability to commence planned projects in a timely manner, the impact of competition, the ability to complete acquisitions, access to financing on acceptable terms, risks associated with acquisitions, as well as other risks detailed from time to time in US Energy's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the 10-Q for the period ended June 30, 2006. We do not undertake to update any of the information set forth in this press release.

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